Exhibit (a)(10)

Technical Frequently Asked Questions

Where can I find additional information about the Option Exchange program?

You can find answers to your questions about the Option Exchange Program on the Stock Admin/ESPP intranet website, or by clicking this link: Option Exchange Program Help.

How do I access the Option Exchange application?

To access the Option Exchange application, use the link sent to you on the opening day of the Option Exchange Program, or you can find the link at the Stock Admin/ESPP intranet website.

To open the Option Exchange Application, you will need to use the same User ID and Password as you do to access the Lotus Notes Sametime application.

How do I get my User ID and Password if I’ve forgotten?

1.	Go to the i2 intranet home page.

2.	Type in your name in the “Find an i2er” box at the top center of the screen.

3.	Click on your name to access your profile.

4.	Click on Password Manager found in the table on the left side of the screen

5.	Access this using your CSO User Name and ID.

•	If you do not know your User Name and ID, request this through i2 SysAdmin Help

6.	Once you access the Password Manager, update your Lotus Internet ID and password.

What should I do if I find a discrepancy in my option details?

View your Smith Barney account at www.benefitaccess.com to verify your option grant details. If you still have questions about your option details, please contact our Stock Plan Administrator at (469) 357-3444 or send an e-mail to OptionExchange@i2.com.

Where is the Election/Change of Election form?

You received an e-mail on the opening day of the Option Exchange Program with a link to the Option Exchange Application. Click on this link to access the application. Once you enter your User ID and Password, you will see the link to the Election/Change of Election form in the list on the left side of the screen. You can also find the link on the Stock Admin/ESPP intranet website.

What kind of security is provided by the Option Exchange Application?

The Option Exchange Application resides on a server using SSL data encryption.

The Lotus Notes Database tool and the Application reside completely inside of the i2 network. All users can access only their own data utilizing their Lotus Internet User ID and Password.

How do I electronically sign my election?

To finalize your exchange election, please remember that you must agree to provide your digital signature. You do so by clicking the “Submit” button at the bottom of the screen.

You can confirm your digital signature by printing your Election/Change of Election form. Your digital signature will appear near the bottom of the printed document.

Which web browser should I use?

The design of this application has been optimized for use with Microsoft Internet Explorer (IE); therefore, you are encouraged to use IE with this application.

How do I print the exchange terms and my option election?

To print your Election/Change of Election form with your election, access the Option Exchange Application and click on “View my Elections” found on the list on the left side of the screen. Open the Election/Change of Election form by clicking on the appropriate election form. On your toolbar, click on “File”, then “Print.”

Who do I contact for additional help?

If you have any questions about the Option Exchange program, please contact our Stock Plan Administrator at (469) 357-3444 or send an e-mail to OptionExchange@i2.com.

If you encounter any technical difficulty in using the Option Exchange Application, please create an IS Frontline trouble ticket.